Exhibit 99.1

CohBar Announces Second Quarter 2018 Financial Results

Menlo Park, California – August 14, 2018 – CohBar, Inc. (NASDAQ: CWBR), a clinical stage biotechnology company developing mitochondria based therapeutics (MBTs) to treat age-related diseases, today reported financial results for the second quarter ended June 30, 2018.

“CohBar had a stellar second quarter as we joined the Russell 2000 Index, raised approximately $22 million and identified a novel mechanism of action of CB4211, our lead MBT candidate,” said Simon Allen, CohBar CEO. “In early July, we accomplished a major milestone in CohBar’s transition to a clinical stage company by launching the first human study of a drug candidate based on a mitochondrial-derived peptide. We believe we are well positioned with additional funding to progress our lead program through the clinic, while ramping up our efforts to expand and extend our preclinical pipeline into new therapeutic areas.”

Second Quarter and Recent Highlights:

●	Initiated Clinical Study for CB4211. In early July, the company initated a Phase 1a/1b safety and biomarker study of CB4211, its lead MBT candidate under development as a potential treatment for non-alcoholic steatohepatitis (NASH) and obesity. CB4211 is the first mitochondria based therapeutic to enter clinical testing. The double-blind, placebo-controlled clinical study will initially assess the safety, tolerability, and pharmacokinetics of CB4211 following single and multiple-ascending doses in healthy subjects. The final Phase 1b stage of the study will be an assessment of safety, tolerability, and activity in obese subjects with non-alcoholic fatty liver diseases (NAFLD). Assessments will include changes in liver fat assessed by MRI-PDFF, body weight, and biomarkers relevant to NASH and obesity. Data from the study are expected to be available in early 2019.

●	CB4211 Mechanism of Action Findings Presented at ADA Conference. The company presented preclinical data on the molecular mechanisms underlying CB4211’s efficacy in animal models of non-alcoholic steatohepatitis (NASH) at the ADA (American Diabetes Association) 78th Scientific Sessions in June. The poster presentation entitled: “CB4211 is a Potential Treatment for Metabolic Diseases with a Novel Mechansim of Action: Sensitization of the Insulin Receptor,” provided in vitro support that CB4211 inhibits adipocyte lypolisis through an insulin-dependent mechanism, a process that is fundamental in the development of liver steatosis. (ADA poster may be viewed at: https://www.cohbar.com/news-media/publications)

●	Completed $20 Million Equity Offering. In June, the company sold 2,186,855 shares of common stock at an average price of $9.14 per share under a Controlled Equity Offering program with Cantor Fitzgerald & Co. acting as sales agent. The company received aggregate gross proceeds of approximately $20 million, before commissions and other estimated offering expenses totaling approximately $0.7 million.

●	Completed Private Placement. With the final closing in April, the company issued and sold a total of $3.9 million of non-convertible unsecured promissory notes, together with warrants to purchase 780,500 shares of the company’s common stock. Insider participation accounted for more than $500,000 of the financing.

●	CohBar added to the Russell Indexes. On June 22, the company was added to the Russell 2000Ò and 3000Ò Indexes. The Russell 2000 Index serves as a leading benchmark for small-cap stocks in the United States.

●	Philippe P. Calais PhD. Appointed to the CohBar Board. With an extensive background in pharmacology and over 30 years as a business executive in biotech and the pharmaceutical industry, Dr. Calais adds important strategic and drug development experience to the CohBar board.

During the second quarter, CohBar’s founders, Dr. Pinchas Cohen and Dr. Nir Barzilai, continued to be recognized as international leaders in the study of aging, age-related diseases and mitochondrial science.

●	Dr. Cohen delivered a number of lectures during the quarter including the Schüeler Distinguished Lecture in Pharmacology, entitled “Mitochondrial Peptides” at Tulane University, New Orleans, LA, “Mitochondrial Systems Biology in Aging” at the Oklahoma GeroScience Symposium, “Mitohormesis and Mitochondrial Peptides” at the Yonsei University Mitochondrial Symposium, Seoul, South Korea, and “A kinesio-genomic SNP in MOTS-c is a diabetes risk factor in Japanese Men” addressed to the Japanese Endocrine Society. He also authored an article for Forbes entitled “How Universities Drive Innovation in Aging” and co-authored “Mitochondrial peptides modulate mitochondrial function during cellular senescence” published in Aging.

●	Dr. Barzilai was a keynote speaker at multiple events including the “11th Diabetologists Conference and Drug Market Summit”, New York, “The Oklahoma Geroscience Symposium” Oklahoma City, OK, “Aging Research Day” at the University of Rochester, Rochester, NY and “Target: Aging – Innovation in Research”, Westchester BioTech Project, Westchester, NY. He also was symposium organizer and speaker at “SEBM: Can we Target Aging”, in San Diego, CA.

Second Quarter 2018 Financial Highlights

●	Cash and Investments. CohBar had cash and investments of $28,023,015 on June 30, 2018, compared to $8,452,459 on December 31, 2017.

●	R&D Expenses. Research and development expenses were $1,832,459 in the three months ended June 30, 2018, compared to $1,274,634 in the prior year quarter. The increase was primarily due to costs of our clinical activities and an increase in stock-based compensation related to equity granted to consultants, offset by a decrease in costs related to the timing of IND-enabling activities.

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●	G&A Expenses. General and administrative expenses were $1,315,316 for the three months ended June 30, 2018, compared to $635,007 in the prior year quarter. The increase in general and administrative expenses was primarily due to an increase in stock-based compensation related to option grants made in the current year quarter, an increase in accrued bonuses, and an increase in directors fees paid in the current quarter.

●	Net Loss. For the three months ended June 30, 2018, net loss was $3,316,113, or $0.08 per basic and diluted share, compared to a net loss of $1,906,539, or $0.05 per basic and diluted share, for the three months ended June 30, 2017.

Second Quarter Investor Call Information

Date: August 14, 2018
Time: 2:00 p.m. Pacific Time

Dial-in U.S. and Canada: (800) 239-9838

Dial-in International: (323) 794-2551

Conference ID# 9205786

For individuals participating in the Investor Call, we kindly request that you call into the conference audio approximately 10 minutes before the start time so that we can begin promptly.

An audio replay of the call will be available beginning at 5:00 p.m. Pacific Time on August 14, 2018, through 9:00 p.m. Pacific Time on September 4, 2018. To access the recording please dial (844) 512-2921 in the U.S. and Canada, or (412) 317-6671 internationally, and reference Conference ID# 9205786. The audio replay will also be available at www.cohbar.com from August 14, through September 4, 2018.

About CB4211

CohBar’s lead program is based on CB4211, a first-in-class mitochondria based therapeutic (MBT) that has demonstrated significant therapeutic potential in preclinical models of nonalcoholic steatohepatitis (NASH) and obesity. CB4211 is a novel and improved analog of MOTS-c, a naturally occurring mitochondrial-derived peptide (MDP) which was discovered in 2012 by CohBar founder Dr. Pinchas Cohen and his academic collaborators and has been shown to play a significant role in the regulation of metabolism. CB4211 entered a Phase 1a/1b clinical trial in mid-2018, which includes a potential activity readout relevant to NASH and obesity expected in early 2019. NASH has been estimated to affect as many as 12% of adults in the U.S., and there is currently no approved treatment for the disease.

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About CohBar

CohBar is a clinical stage biotechnology company focused on the research and development of mitochondria based therapeutics (MBTs), an emerging class of drugs for the treatment of age-related diseases. MBTs originate from the discovery by CohBar’s founders of a novel group of peptides within the mitochondrial genome which regulate metabolism and cell death, and whose biological activity declines with age. CohBar’s efforts focus on the development of these mitochondrial-derived peptides (MDPs) into clinically relevant MBTs that offer the potential to address a broad range of age-related diseases with underlying metabolic dysfunction, including nonalcoholic steatohepatitis (NASH), obesity, Type 2 diabetes, cancer, and cardiovascular and neurodegenerative diseases. To date, the company and its founders have discovered more than 100 MDPs. For additional company information, please visit www.cohbar.com.

Forward-Looking Statements

This news release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include CohBar’s plans and expectations for its lead candidate program, including anticipated timing and results of its clinical trials, statements regarding the therapeutic potential of these and other mitochondria based therapeutics, and statements regarding our financing plans. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by CohBar. These risks and uncertainties include, among other things, the uncertainties inherent in research and development, including the ability to meet anticipated commencement and completion dates for initial clinical studies, as well as the possibility of unfavorable study results, including unfavorable new data and additional analyses of existing data; risks associated with initial data, including the risk that results of additional pre-clinical or clinical studies may be different from (including less favorable than) the earlier data results and may not support further clinical development. Additional risks and uncertainties include CohBar’s ability to retain key personnel, expand its research operations, and obtain financing necessary to continue its operations and fund its candidate programs. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission and applicable Canadian securities regulators, which are available on our website, and at www.sec.gov or www.sedar.com.

You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. The forward-looking statements and other information contained in this news release are made as of the date hereof and CohBar does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws. Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy any securities.

Investor and Media Contact:

Jeff Biunno, CFO

CohBar, Inc.

(650) 446-7888, Option 3

jeff.biunno@cohbar.com

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CohBar, Inc.

Condensed Balance Sheets

	As of
	June 30, 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash	$14,457,939	$2,823,450
Investments	13,565,076	5,629,009
Prepaid expenses and other current assets	307,248	164,274
Total current assets	28,330,263	8,616,733
Property and equipment, net	142,759	176,531
Intangible assets, net	20,772	23,051
Other assets	46,904	46,904
Total assets	$28,540,698	$8,863,219

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$767,667	$492,015
Accrued liabilities	326,648	249,158
Accrued payroll and other compensation	707,333	503,133
Total current liabilities	1,801,648	1,244,306
Note payable, net of debt discount and offering costs of $1,205,434 and $0 as of June 30, 2018 and December 31, 2017, respectively	2,697,066	-
Total liabilities	4,498,714	1,244,306

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, Authorized 5,000,000 shares; No shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	-	-
Common stock, $0.001 par value, Authorized 75,000,000 shares; Issued and outstanding 42,427,358 shares as of June 30, 2018 and 39,439,505 as of December 31, 2017	42,427	39,440
Additional paid-in capital	55,144,943	31,822,161
Accumulated deficit	(31,145,386)	(24,242,688)
Total stockholders’ equity	24,041,984	7,618,913
Total liabilities and stockholders’ equity	$28,540,698	$8,863,219

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CohBar, Inc.

Condensed Statements of Operations

(unaudited)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2018	2017	2018	2017

Revenues	$-	$-	$-	$-

Operating expenses:
Research and development	1,832,459	1,274,634	4,513,442	2,567,414
General and administrative	1,315,316	635,007	2,228,404	1,575,096
Total operating expenses	3,147,775	1,909,641	6,741,846	4,142,510
Operating loss	(3,147,775)	(1,909,641)	(6,741,846)	(4,142,510)

Other income (expense):
Interest income	8,048	4,242	19,008	6,405
Interest expense	(73,207)	(1,140)	(74,616)	(2,485)
Amortization of debt discount and offering costs	(103,179)	-	(105,244)	(59)
Total other (expense) income	(168,338)	3,102	(160,852)	3,861
Net loss	$(3,316,113)	$(1,906,539)	$(6,902,698)	$(4,138,649)
Basic and diluted net loss per share	$(0.08)	$(0.05)	$(0.17)	$(0.12)
Weighted average common shares outstanding - basic and diluted	40,261,670	35,857,701	39,969,738	35,823,121

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